FOR IMMEDIATE RELEASE:
June 13, 2005

Contact:    Rodger B. Holley
       President/Chief Executive Officer
       First Security Group, Inc.
       (423) 308-2080

FIRST SECURITY GROUP ANNOUNCES FILING OF REGISTRATION STATEMENT

CHATTANOOGA, Tenn. - First Security Group, Inc. (“First Security”) today announced that it had filed a registration statement with the Securities and Exchange Commission relating to the proposed public offering of 4,500,000 shares of its common stock. The underwriters for the offering will be granted an option for the purchase of up to an additional 675,000 shares of common stock to cover over-allotments. First Security anticipates offering these shares of common stock during the third quarter of 2005. The exact terms of the offering, which will be made only by a final prospectus, have not yet been disclosed. The shares will be offered in an underwritten public offering managed by Keefe, Bruyette & Woods, Raymond James & Associates, Inc. and Sterne, Agee & Leach, Inc., with Keefe Bruyette & Woods acting as lead manager.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

When available, copies of a written prospectus for the offering may be obtained from Sandy Chambers, (423) 308-6492, or Robyn Thomas-McWherter, (423) 308-6490, with First Security Wealth Management Group, a service of FSGBank, 817 Broad Street, Chattanooga, Tennessee  37402 or from Patrick Long, (804) 643-4250, with Keefe, Bruyette & Woods, Inc., Three James Center, 1051 E. Cary St., Suite 1415, Richmond, Virginia 23219.

About First Security:

First Security is a bank holding company headquartered in Chattanooga, Tennessee, that owns all of the outstanding shares of FSGBank, National Association (“FSGBank”). FSGBank currently conducts business principally through 30 full service banking offices, and three loan and lease production offices in its target market area, which is comprised primarily of Hamilton, Jefferson, Knox, Loudon, McMinn, Monroe and Union Counties, Tennessee and Catoosa and Whitfield Counties, Georgia. FSGBank provides a variety of commercial banking services to consumers and small to medium-sized businesses in its market area.

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This press release contains forward-looking statements concerning First Security’s future activities. Such statements are subject to important factors that could cause First Security’s actual results to differ materially from those anticipated by the forward-looking statements. These factors include the factors identified in First Security’s Annual Report on Form 10-K for the year ended December 31, 2004 under the heading “Special Note Regarding Forward-Looking Statements,” which are incorporated herein by reference.

Source: First Security Group, Inc.